                       SCHEDULE 14C INFORMATION STATEMENT

   Information Statement Pursuant to Section 14(c) of the Securities Exchange
                                  Act of 1934

                               File No. 2-93477-D

Check the appropriate box:
[ ]   Preliminary Information Statement
[ ]   Confidential, for Use of the Commission Only
      (as permitted by Rule 14c-5(d)(2))
[X]   Definitive Information Statement

                                  I-STORM, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)    Title of each class of securities to which transaction applies:

            a- Common Stock, par value $.01 per share

2)    Aggregate number of securities to which transaction applies:

            All securities of each such class issued or authorized for issuance.

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                                              N/A

4)    Proposed maximum aggregate value of transaction:        N/A

5)    Total fee paid:                                         N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:                                 N/A

2)    Form, Schedule or Registration Statement No.:           N/A

3)    Filing Party:                                           N/A

4)    Date Filed:                                             N/A

                                  I-STORM, INC.

                              INFORMATION STATEMENT

                                January 27, 2000


                                  INTRODUCTION

         This Information Statement is furnished in connection with the prior action taken on December 13, 1999 by the holders of a majority of shares of Common Stock entitled to vote on certain corporate matters relating to I-Storm, Inc., a Nevada corporation (the "Company"). This information statement is furnished in compliance with Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         The Company's Board of Directors also took unanimous affirmative action with respect to the proposal discussed herein (the "Proposal") and recommended that a stockholder consent be circulated in favor of the Proposal. As of December 13, 1999 (the "Consent Date"), there were authorized 25,000,000 shares of Common Stock, par value $.01 per share, and 5,457,304 shares of Common Stock issued and outstanding. On the Consent Date, the holders ("Consenting Stockholders") of 2,855,235 shares, or approximately 57.7% of the total outstanding shares of Common Stock of the Company, consented in writing to the Proposal and such vote was sufficient to take the proposed action. The Board of Directors is not soliciting any proxies or consents from any other stockholders in connection with the Proposal. This Information Statement is being mailed to stockholders on or about January 27, 2000 to all stockholders of record as of December 1, 1999.

         The principal executive offices of the Company are located at 2440 West El Camino Real, Suite 520, Mountain View, California 94040, and its telephone number is (650) 962-5420.

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

                                   * * * * * *


                         DISSENTERS' RIGHTS OF APPRAISAL

         No action was taken by the Board of Directors or the Consenting Stockholders for which the laws of the State of Nevada, the Certificate of Incorporation or the By-Laws of the Company provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.

                       INTEREST OF OFFICERS AND DIRECTORS
                           IN MATTERS TO BE ACTED UPON

         Calbert Lai and Matthew Howard have been directors of the Company during the fiscal year ended December 31, 1999. Each has been reappointed a director of the Company pursuant to the Shareholder Consent.

         Certain directors and officers of the Company have been granted stock options to purchase Common Stock of the Company, pursuant to the 1998 Supplemental Incentive Stock Option and Non-Statutory Plan ("1998-B Plan). Those officers and directors are: Matthew Howard, Gordon Leong, Irfan Salim and Richard Lin.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         I-Storm, Inc. ("I-Storm" or the "Company") was formerly named "Digital Power Holding Company." The following table sets forth certain information with respect to the beneficial ownership of the Company's outstanding Common Stock owned as of December 1, 1999 by: (i) beneficial owners of more than 5% of the Company's Common Stock; (ii) each executive officer and director of the Company; and (iii) all executive officers and directors of the Company as a group.


                                        NUMBER OF SHARES OF COMMON STOCK        PERCENTAGE OF
BENEFICIAL OWNER(1)                            BENEFICIALLY OWNED            BENEFICIAL OWNERSHIP
-------------------                            ------------------            --------------------
Calbert Lai                                          347,642(2)                   6.0%
Stephen Venuti                                       322,642(3)                   5.5%
Thomas A. Schultz                                    125,000(4)                   2.1%
Benchmark Equity Group, Inc.                         557,800(5)                   9.5%
I-Storm Acquisition, Inc.                            700,000(6)                  11.9%
Frank M. DeLape                                      557,800(7)                   9.5%
Trident III, L.L.C.                                  420,000(8)                   7.2%
JSM Holding, Inc.                                  1,000,000(9)                  17.1%
Richard Snyder                                             0                        0%
Timothy Cohrs                                              0                        0%
Matthew Howard                                             0                        0%
All Officers and Directors as a Group              2,353,084

------------------------

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally determined by voting powers and/or investment powers with respect to securities. Unless otherwise noted, all of such shares of Common Stock listed above are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of Common Stock owned by each of them. Such person or entity's percentage of ownership is determined by assuming that any options or convertible securities held by such person or entity which are exercisable within 60 days from the date hereof have been exercised or converted as the case may be.

(2) Includes 50,000 vested options to purchase common stock exerciseable at $0.50 per share.

(3) Includes 25,000 vested options to purchase common stock exerciseable at $0.50 per share.

(4) Does not include 200,000 shares of Common Stock held by Kayne International Corporation, a Cayman Islands corporation, and 175,000 shares of Common Stock held by LaPlaza Capital, Inc. ("La Plaza"), a Cayman Islands corporation that were designated by Mr. Schultz in August 1998 to each of Kayne and La Plaza, respectively.

(5) Mr. DeLape, a director of the Company, is the President and controlling shareholder of Benchmark Equity Group, Inc ("Benchmark").

(6) Includes 600,000 shares held in a voting trust for the benefit of the shareholders of I-Storm Acquisition Corp., which is a wholly-owned subsidiary of Lighthouse Capital Insurance Company ("Lighthouse"), a Cayman Island unlimited licensed insurance company Includes 100,000 shares of Common Stock issuable under options exercisable at any time until May 6, 1999 at an exercise price of $2.00 per share. I-Storm Acquisition Corp. purchased these options from existing shareholders of the Company as follows: options to purchase 40,000 shares from David Merrill/dba Chiracahua Company; options to purchase 40,000 shares from Melinda Johnson; and options to purchase 20,000 shares from Leonard Burningham. Frank M. DeLape and his children are remote contingent beneficiaries of a variable universal life insurance contract issued by Lighthouse. Mr. DeLape disclaims beneficial ownership of such shares and does not have voting or dispositive power with respect to such shares.

(7) Includes 557,800 shares of Common Stock held by Benchmark. Mr.Delape, a director of the Company is the President and controlling stockholder of Benchmark. Does not include 700,000 shares of Common Stock beneficially held by Lighthouse. Mr. DeLape disclaims beneficial ownership of such shares held by Lighthouse and does not have voting or dispositive power with respect to such shares.

(8) Does not include 600,000 shares of non-voting Common Stock held by Trident III, L.L.C.

(9) John Matthews, a director of the Company, is the controlling stockholder of JSM Holdings, Inc.

                                  THE PROPOSAL:
                   TO APPROVE THE FOLLOWING BOARD OF DIRECTORS
                   -------------------------------------------

To approve the following Board of Directors to serve the earlier of either a one year term or until the next annual meeting of the shareholders:

CALBERT LAI   Co-founder and President of the Company since 1986, Mr. Lai has developed and expanded LVL's core business and product lines, and has directed the Company's strategic marketing and consulting business for highly recognizable brand names in the technology industry, such as IBM, Netscape, Hewlett-Packard, Sun Microsystems, Cisco Systems, Mitsubishi Electronics America, Acer Group, Fujitsu PC Corporation, 3COM/PalmPilot, NEC, Philips Mobile Computer Group and Egghead.Com. A recognized expert in the marketing of technology products to consumers and end users, Mr. Lai was responsible for the launch into U.S. retail channels of the Acer PC, in 1993, and the promotion of markets for the PalmPilot(TM), in 1996.

MATTHEW HOWARD   Mr. Howard is a thirty-year veteran in executive management for major U.S. retailers. Mr. Howard has served as Senior Vice President of both Marketing and Merchandising for Sears, as President of COMPUTER City, a subsidiary of Tandy Corporation, and as a Senior Vice President of Montgomery Ward.

WARREN FLICK   For over twenty five years, Warren Flick has enjoyed a
distinguished senior executive management career for major domestic corporations with a focus on general merchandise retailing. From January 1996 to December 1997, Mr. Flick served as the President and Chief Operating Officer of U. S. K-Mart Stores. Mr. Flick served as Chairman and Chief Executive Officer of Sears Mexico, a subsidiary of Sears Roebuck & Co from January 1994 through December 1995, and had also been other engaged in Senior Management positions at Sears Mexico from 1988 to 1994. Prior to these engagements, Prior to this time, Mr. Flick served in Senior executive management positions at Montgomery Ward, from 1984 to 1998, and as an Executive Vice President to Harper Industries from 1980 to 1984. He has recently served on the Board of Directors of Stride Rite Corporation, One Price Clothing Corporation and e-Save Corporation.

TOMMY BENNETT   Tommy Bennett is the Senior Vice President of Business
Development at Computer Associates International, Inc, ("CA") a leading business software company, delivering the end-to-end infrastructure to enable eBusiness through innovative technology, services and education. CA has 17,500 employees worldwide and with revenue annual revenue of $6.5 billion. Mr. Bennett joined CA in 1988 as the Development Center Manager for the Dallas Texas development and support facility. In 1993, Mr. Bennett was relocated to Long Island, New York to CA's worldwide headquarters where he took the position of Vice President of Strategic Alliances. In this position he negotiated many development relationship agreements with CA's strategic hardware and software partners. In 1994, Mr. Bennett was promoted to Senior Vice President of Business Development and has negotiated many of CA's mergers and acquisitions around the world.

JOSEPH HOFFMAN   Joe Hoffman has practiced commercial litigation and civil law since 1983. He is a partner with Weinberg, Hoffman, Casey & Ropers in San Francisco, where he has directed significant multimillion dollar class action litigations. Mr. Hoffman has a Bachelor's degree in business from Babson College, a Master's Degree in International Management from the American Graduate School of International Management (Thunderbird) in Arizona, and a Law Degree from the University of San Francisco. Mr. Hoffman also worked throughout the world for the Schering-Plough Corporation in the International Audit Department from 1977-1980.

                                  THE PROPOSAL:

          APPROVAL OF THE 1998 SUPPLEMENTAL INCENTIVE STOCK OPTION AND
          ------------------------------------------------------------
                           NON-STATUTORY OPTION PLAN
                           -------------------------

         The Board of Directors believes that in order for the Company and its subsidiaries to attract and retain the services of executive and other key employees, it is necessary for the Company to have the ability and flexibility to provide a compensation package which compares favorably with those offered by other companies. Accordingly, the Board of Directors adopted the 1998 Supplemental Incentive Stock Option and Non-Statutory Option Plan on July 27, 1999 subject to shareholder approval ("the 1998-B Plan"). The number of shares of Common Stock issuable pursuant to the 1998-B Plan will be One Million Five Hundred Thousand (1,500,000) shares A copy of the 1998-B Plan is included as Appendix A to this Information Statement. Common Shareholder Consent was obtained on December 13, 1999 from shareholders holding 2,855,235, or 57.7% of the total number of outstanding shares of common stock of the Company.

         The 1998-B Plan will expire on December 12, 2009, unless earlier terminated by the Board. Set forth below is a summary of the 1998-B Plan, but this summary is qualified in its entirety by reference to the full text of the 1998-B Plan, a copy of which is attached as Appendix A to this Information Statement. Capitalized terms shall bear the same definitions as set forth in the full text of the 1998-B Plan.

         The 1998-B Plan is authorized for 1,500,000 shares of Common Stock. If shares subject to an option or other right under the 1998-B Plan cease to be subject to such option or right, or if shares awarded under the 1998-B Plan are forfeited, or otherwise terminate without a payment being made to the participant in the form of stock, such shares will again be available for future issuance under the 1998-B Plan.

         Awards under the 1998-B Plan may be made to key employees, including officers and directors of and consultants to the Company and its subsidiaries. Members of the Compensation Committee are also eligible for options granted under the 1998-B Plan. The 1998-B Plan imposes no limit on the number of officers and other key employees to whom awards may be made.

CERTAIN ELIGIBILITY PROVISIONS. Incentive Stock Options may be granted only to Employees of the Company. Nonstatutory Stock Options may be granted to Employees, Directors and Consultants. No stockholder holding 10% or more of the Company's Common Stock shall be eligible for the grant of an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

         A Consultant shall not be eligible to exercise an Option if, at the time of such exercise, a Form S-8 Registration Statement under the Securities Act ("Form S-8") is not available to register either the offer or the sale of the Company's securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such exercise (A) shall be registered in another manner under the Securities Act (E.G., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such exercise complies with the securities laws of all other

EXERCISE PRICE OF AN OPTION. The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. The exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying certain provision of the Internal Revenue Code.

VESTING. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board or the Committee may deem appropriate.

RE-LOAD OPTIONS. The Board or the Commitee shall have the authority to include as part of any Option Agreement a provision entitling the Optionholder to a further Option (a "Re-Load Option") in the event the Optionholder exercises the Option evidenced by the Option Agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with the Plan and the terms and conditions of the Option Agreement. Any such Re-Load Option shall (i) provide for a number of shares equal to the number of shares surrendered as part or all of the exercise price of such Option; (ii) have an expiration date which is the same as the expiration date of the Option the exercise of which gave rise to such Re-Load Option; and (iii) have an exercise price which is equal to one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Re-Load Option on the date of exercise of the original Option. Notwithstanding the foregoing, a Re-Load Option shall be subject to the same exercise price and term provisions heretofore described for Options under the Plan.

CHANGE IN CONTROL--ASSET SALE, MERGER, CONSOLIDATION OR REVERSE MERGER. In the event of (1) a sale of substantially all of the assets of the Company, (2) a merger or consolidation in which the Company is not the surviving corporation or
(3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume any Options outstanding under the Plan or shall substitute similar Options for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume such Options or to substitute similar Options for those outstanding under the Plan, then with respect to Options held by Optionholders whose Continuous Service has not terminated, the vesting shall be accelerated in full, and the Options shall terminate if not exercised at or prior to such event. With respect to any other Options outstanding under the Plan, such Options shall terminate if not exercised prior to such event.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         Pursuant to their employment agreements, Messrs. Salim, Leong, Lin are entitled to receive options to purchase 350,000, 150,000 and 150,000 shares of Common Stock, respectively, at the market price of the Common Stock on the date of shareholder approval, subject to ratable vesting over a 36 month period, although such options shall be accelerable if certain performance objectives have been met at that time. Those performance objectives relate to the establishment of each of three on-line e-commerce stores by the Company. Matthew Howard has been granted 100,000 options to purchase Common Stock at the market price on the date of shareholder approval, pursuant to a consulting agreement with the Company, subject to ratable vesting over a 36 month period, although such options shall be accelerable if certain performance objectives have been met at that time. The Company has also granted 476,000 additional options, pursuant to the 1998 B-Plan, to approximately 15 employees and 6 consultants. The Board of Directors has approved the grant of each of the foregoing described options, subject to shareholder approval of the 1998 B-Plan.

         The following table summarizes certain information with respect to options granted during the fiscal year ended December 31, 1999 to Messrs. Howard, Leong, Lin and Salim described above:


                               Number of Securities          Percent of Total           Exercise or
                                    Underlying            Options/SARs Granted to        Base Price      Expiration
          Name               Options/SARs Granted (#)    Employees in Fiscal Year          ($/Sh)           Date
--------------------------------------------------------------------------------------------------------------------
Matthew Howard                       100,000                         6.6%                  $2.00          12/13/09
Gordon Leong                         150,000                        10%                    $2.00          12/13/09
Richard Lin                          150,000                        10%                    $2.00          12/13/09
Irfan Salim                          350,000                        23%                    $2.00          12/13/09

         Tax consequences of awards provided under the 1998-B Plan are dependent upon the type of award granted. The grant of an incentive or non-qualified stock option typically does not result in any taxable income to the recipient or deduction to the Company. In the case of an incentive stock option, generally speaking, an employee pays not taxes until the stock is sold. If the employee holds this stock at least two years from the grant date and one year from the exercise date, the difference between the exercise price and the proceeds received from the sale would be taxed at capital gains rate. Under these circumstances, the Company will not be allowed to a deduction in the amount of this "gain." If the employee should make a disqualifying transfer of stock issued upon the exercise of an incentive stock option, the employee will instead realize ordinary income, and the Company would be entitled to a deduction equal to the amount by which the fair market value of the stock on the date of exercise, or the proceeds of the sale of the stock, exceeds the exercise price. Certain employees may be subject to the application of the alternative minimum tax whether they make qualifying or nonqualifying transfers of stock issued under the exercise of an incentive option.

         With a non-qualified stock option, the recipient typically recognizes ordinary income on the date of exercise in the amount by which the fair market value of the stock exceeds the exercise price of the option. The Company would, in this event, receives a corresponding tax deduction equal to the amount of ordinary income recognized by the recipient.

         In either the case of non-qualifying or incentive stock options, when compensation is to be recognized by an employee, The Company will make appropriate arrangements with the employee with respect to the payment of applicable withholding and other taxes. The foregoing discussion is subject to qualification by reference to specific federal tax laws and regulations, and is further subject to government revision and amendment.

         The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," in October 1995. This accounting standard permits the use of either a fair value based method of accounting or the method defined in Accounting Principles Board Opinion 25 ("APB 25"), "Accounting for Stock Issued to Employees" to account for stock-based compensation arrangements. Companies that elect to employ the method prescribed by APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method. I-Storm has elected to account for its stock-based compensation arrangements under the provisions of APB 25, and accordingly, it has included the pro forma disclosures required under SFAS No. 123 in Note 8.

EXHIBITS

Exhibit 20        Form of December 13, 1999 Shareholder Consent
Exhibit 99        Form of 1998 Supplemental Stock Option Plan

                      STOCKHOLDER PROPOSALS AND SUBMISSIONS

         If any stockholder wishes to present a proposal for inclusion in the proxy materials to be solicited by the Company's Board of Directors with respect to the next Annual Meeting of Stockholders, that proposal must be presented to the Company's management prior to March 31, 2000.


                                                   I-STORM, INC.

                                                   /S/ Calbert Lai
                                                   -----------------------------
                                                   Calbert Lai, President